FS Investment Corporation 8-K
Exhibit 99.1

FOR IMMEDIATE RELEASE

FS Investment Corporation Declares Special One-Time Cash Distribution to be Paid in November

PHILADELPHIA, PA, November 29, 2011 – On November 29, 2011, the board of directors of FS Investment Corporation (“FSIC”) declared a special one-time cash distribution of 1.5 cents per share that will be paid on November 30, 2011 to stockholders of record on November 29, 2011.

“The careful and prudent selection of investments has provided FSIC with capital gains that we are pleased to distribute to our stockholders,” stated FSIC’s Chairman and Chief Executive Officer, Michael C. Forman.  “The credit markets, like the equity markets, have been volatile this year. We have taken advantage of this volatility, investing during periods of market declines in both proprietary originations and more broadly syndicated loans. Based upon the relative size of our platform and the significant amount of capital we are raising on a monthly basis, we believe FSIC is particularly well positioned to take advantage of the current economic environment.”

This special one-time cash distribution represents the fifth special cash distribution paid by FSIC in 2011—FSIC has previously paid special cash distributions of approximately $0.10 per share, or approximately $8,073,000 in the aggregate, to stockholders during 2011.  This special distribution is being made in order for FSIC to comply with relevant U.S. tax regulations, which require regulated investment companies, or RICs, to distribute at least 90% of their net ordinary income and net capital gains to stockholders.

About FS Investment Corporation

FSIC, an investment fund sponsored by Franklin Square Capital Partners (“Franklin Square”), is a publicly registered, non-traded business development company (“BDC”).  A BDC such as FSIC is a type of investment fund that enables investors, including non-accredited investors (subject to certain state-specific suitability standards), to access the private debt asset class.  FSIC focuses primarily on investing in the debt securities of private companies throughout the United States, with the investment objectives of generating current income and, to a lesser extent, long-term capital appreciation for its investors.  FSIC is managed by FB Income Advisor, LLC and is sub-advised by GSO / Blackstone Debt Funds Management LLC, an affiliate of GSO Capital Partners LP (“GSO”).  GSO, with approximately $33.6 billion in assets under management as of September 30, 2011, is the credit platform of The Blackstone Group L.P.  For more information, please visit www.fsinvestmentcorp.com.

About Franklin Square Capital Partners

Franklin Square is a national sponsor and distributor of alternative investment products structured for the mainstream investor.  Founded in 2007 by an experienced group of alternative investment industry professionals, Franklin Square’s goal is to bring the benefits of an institutional-class investment portfolio to investors through exposure to innovative alternative investment products managed by what it deems to be best-in-class alternative asset managers.  Franklin Square believes that institutional investment portfolios, with their access to the strong return potential and diversifying power of alternative assets, are better-suited to manage risk and generate above-market returns than their traditional counterparts.  Franklin Square is committed to best practices and transparency, including a commitment to fully earned distributions, mark-to-market pricing and a significant sponsor investment in its products.  Franklin Square distributes its sponsored financial products to the broker-dealer community through its affiliated wholesaling broker-dealer, FS2 Capital Partners, LLC.  For more information, please visit www.franklinsquare.com.

Certain Information About Distributions

The determination of the tax attributes of FSIC’s distributions is made annually as of the end of FSIC’s fiscal year based upon its taxable income and distributions paid, in each case, for the full year.  Therefore, a determination as to the tax attributes of the distributions made on a quarterly basis may not be representative of the actual tax attributes for a full year.  FSIC intends to update stockholders quarterly with an estimated percentage of its distributions that resulted from taxable ordinary income.  The actual tax characteristics of distributions to stockholders will be reported to stockholders annually on a Form 1099-DIV.

The payment of future distributions on FSIC’s common stock is subject to the discretion of FSIC’s board of directors and applicable legal restrictions, and therefore, there can be no assurance as to the amount or timing of any such future distributions.

Forward-Looking Statements

This announcement may contain certain forward-looking statements, including statements with regard to the future performance of FSIC.  Words such as “believes,” “expects,” “projects,” and “future” or similar expressions are intended to identify forward-looking statements.  These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions.  Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in the filings FSIC makes with the Securities and Exchange Commission.  FSIC undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.